Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Pretax Income for Second Quarter and First Six Months of Fiscal 2019

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 8, 2019--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and pretax income for the three and six months ended March 30, 2019. Net sales totaled $1.00 billion and net income totaled $15.0 million for the second quarter ended March 30, 2019, compared with net sales of $984.6 million and net income of $9.3 million, for the second quarter of fiscal year 2018.

Net sales totaled $2.06 billion and pretax income totaled $47.3 million for the six months ended March 30, 2019, compared with net sales of $2.00 billion and pretax income of $37.6 million for the six months ended March 31, 2018. Net income totaled $37.2 million and $54.4 million for the comparative 2019 and 2018 six month periods. Fiscal year 2018 six month net income was positively impacted by a $26.7 million tax benefit from the passage of the Tax Cuts and Jobs Act of 2017 (Tax Act).

For fiscal year 2018, Easter occurred in March and benefitted sales for the second quarter of last fiscal year. For fiscal year 2019, Easter occurred in April and will benefit the Company’s third fiscal quarter.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with this year’s sales growth brought about by the hard work of our associates. We continue to make investments in our Company that will benefit many future periods.”

Second Quarter Results

Net sales increased by $17.3 million, or 1.8%, to $1.00 billion for the three months ended March 30, 2019, from $984.6 million for the three months ended March 31, 2018. Excluding gasoline sales and the effect of extra 2018 Easter sales, retail grocery comparable store sales increased 3.4% over the comparative fiscal second quarter. Customer transactions and average transaction sizes (both excluding gasoline) increased, compared with the prior year’s second quarter.

Gross profit for the March 2019 quarter totaled $244.3 million, 3.9% higher than gross profit of $235.2 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 24.4% for the March 2019 quarter, compared with 23.9% for the March 2018 quarter. Operating and administrative expenses for the March 2019 quarter totaled $216.5 million, compared with $211.6 million for the March 2018 quarter. Increased personnel costs accounted for most of the increase.

During the March 2019 quarter, the Company sold a former store property at a $3.2 million gain and recognized a $1.4 million reserve for a closed leased store. There were no similar transactions in the March 2018 quarter.

Interest expense totaled $12.0 million for the three-month period ended March 30, 2019, and $12.2 million for the three-month period ended March 31, 2018. Total debt at the end of March 2019 was $857.5 million, compared with $888.9 million at the end of March 2018.

The Company’s effective tax rate was 21.9% for the March 2019 quarter, compared with 23.8% for the March 2018 quarter, reflecting the lower maximum corporate federal tax rate enacted in December 2017.

Net income totaled $15.0 million for the three-month period ended March 30, 2019, compared with $9.3 million for the three-month period ended March 31, 2018. Basic and diluted earnings per share for Class A Common Stock were $0.76 and $0.74, respectively, for the quarter ended March 30, 2019, compared with $0.47 and $0.46, respectively, for the quarter ended March 31, 2018. Basic and diluted earnings per share for Class B Common Stock were $0.69 for the quarter ended March 30, 2019, and $0.43 for the quarter ended March 31, 2018.

First Half Results

First half fiscal 2019 net sales totaled $2.06 billion, compared with $2.00 billion in the first half of 2018. Retail comparable store sales, excluding the effect of gasoline and extra 2018 Easter sales increased 3.8%. Customer transactions and average transaction sizes (both excluding gasoline) increased, compared with the prior year’s first half.

Gross profit for the six months ended March 30, 2019, increased 4.8% and totaled $502.7 million, compared with $479.8 million for the first six months of last fiscal year. Gross profit, as a percentage of sales, was 24.4% for the March 2019 six-month period, compared with 24.0% for the March 2018 six-month period. Operating and administrative expenses totaled $435.2 million for the six months ended March 30, 2019, and $420.5 million for the six months ended March 31, 2018. Interest expense increased slightly to $24.2 million for the six-month period ended March 30, 2019, compared with $23.7 million for the six-month period ended March 31, 2018.

Net income totaled $37.2 million for the six-month period ended March 30, 2019, compared with $54.4 million for the six-month period ended March 31, 2018. Fiscal 2018 net income was positively impacted by a $26.7 million deferred tax benefit from the December 2017 reduction in the federal income tax rate. This year’s first half had no comparable tax benefit.

Basic and diluted earnings per share for Class A Common Stock were $1.88 and $1.83, respectively, for the six months ended March 30, 2019, compared to $2.76 and $2.69, respectively, for the six months ended March 31, 2018. Basic and diluted earnings per share for Class B Common Stock were each $1.71 for the six months ended March 30, 2019, compared with $2.51 of basic and diluted earnings per share for the six months ended March 31, 2018.

Capital expenditures for the March 2019 six-month period totaled $94.2 million, compared with $88.8 million for the March 2018 six-month period. Capital expenditures are focused on stores that have already opened this fiscal year as well as stores scheduled to open later this year. The Company also continues to make ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $140 million to $180 million.

The Company currently has $165.3 million available under its $175 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2018 Form 10-K and 2019 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018

Net sales	$1,001,844	$984,562	$2,063,681	$1,998,348
Gross profit	244,301	235,188	502,711	479,847
Operating and administrative expenses	216,466	211,642	435,151	420,470
Gain from sale or disposal of assets	2,911	8	2,650	66
Income from operations	30,746	23,554	70,210	59,443
Other income, net	448	865	1,343	1,819
Interest expense	11,997	12,213	24,209	23,665
Income tax expense (benefit)	4,197	2,911	10,192	(16,845)
Net income	$15,000	$9,295	$37,152	$54,442

Basic earnings per common share – Class A	$0.76	$0.47	$1.88	$2.76
Diluted earnings per common share – Class A	$0.74	$0.46	$1.83	$2.69
Basic earnings per common share – Class B	$0.69	$0.43	$1.71	$2.51
Diluted earnings per common share – Class B	$0.69	$0.43	$1.71	$2.51

Additional selected information:
Depreciation and amortization expense	$27,791	$28,220	$55,607	$56,210
Rent expense	$3,125	$3,123	$6,288	$6,406

Condensed Consolidated Balance Sheets (Unaudited)

	March 30,		Sept. 29,
	2019		2018
ASSETS
Cash and cash equivalents	$16,681		$10,537
Receivables-net	73,589		70,057
Inventories	365,755		372,196
Other current assets	24,896		43,954
Property and equipment-net	1,333,892		1,303,044
Other assets	27,685		25,123
TOTAL ASSETS	$1,842,498		$1,824,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,836		$12,848
Accounts payable, accrued expenses and current portion of other long-term liabilities	235,687		247,290
Deferred income taxes	81,566		74,461
Long-term debt	844,634		852,740
Other long-term liabilities	41,830		42,158
Total Liabilities	1,216,553		1,229,497
Stockholders' equity	625,945		595,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,842,498		$1,824,911

CONTACT:
Ron Freeman
Chief Financial Officer
(828) 669-2941 (Ext. 223)